FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                                BLUE HILL HOUSING
                               LIMITED PARTNERSHIP

                        DECEMBER 31, 1999, 1998 AND 1997

                      Blue Hill Housing Limited Partnership

                                TABLE OF CONTENTS

                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                 3

FINANCIAL STATEMENTS

      BALANCE SHEETS                                                         4

      STATEMENTS OF PROFIT AND LOSS                                          5

      STATEMENTS OF PARTNERS' EQUITY                                         6

      STATEMENTS OF CASH FLOWS                                               7

      NOTES TO FINANCIAL STATEMENTS                                          8

                          INDEPENDENT AUDITORS' REPORT

To the Partners

Blue Hill Housing Limited Partnership

      We have audited the accompanying balance sheets of Blue Hill Housing Limited Partnership as of December 31, 1999 and 1998, and the related statements of profit and loss, partners' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Hill Housing Limited Partnership as of December 31, 1999 and 1998, and the results of its operations, the changes in partners' equity and cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

Bethesda,  Maryland
January 25, 2000,  except for note G
as to which the date is May 2, 2000

                      Blue Hill Housing Limited Partnership

                                 BALANCE SHEETS

                                  December 31,

                      ASSETS
                                                   1999         1998
                                               -----------   -----------
CURRENT ASSETS
  Cash and cash equivalents - operations       $   474,699   $   272,243
  Cash and cash equivalents - entity               209,847       135,092
  Tenant accounts receivable                         4,138         1,409
  Miscellaneous prepaid expenses                    26,894        27,030
                                               -----------   -----------

    Total current assets                           715,578       435,774
                                               -----------   -----------

DEPOSITS HELD IN TRUST - FUNDED
  Tenant deposits                                   42,139        37,356
                                               -----------   -----------

RESTRICTED DEPOSITS AND FUNDED
RESERVES
  Escrow deposits                                   79,779       101,752
  Reserve for replacements                         228,405       213,165
                                               -----------   -----------

                                                   308,184       314,917

RENTAL PROPERTY
  Land                                             111,325       111,325
  Buildings                                     10,789,587    10,868,372
  Furnishings                                       60,495        62,003
  Office furniture and equipment                     3,250            --
                                               -----------   -----------
                                                10,964,657    11,041,700

  Less accumulated depreciation                  3,951,874     3,687,040
                                               -----------   -----------

                                                 7,012,783     7,354,660

OTHER ASSETS

  Intangible assets, net of accumulated            334,680       345,984
    amortization of $186,402 and $175,098
  Miscellaneous other assets                        90,000            --
                                               -----------   -----------

                                                   424,680       345,984

                                               $ 8,503,364   $ 8,488,691
                                               ===========   ===========


            LIABILITIES AND PARTNERS' EQUITY
                                                   1999          1998
                                               -----------   -----------
CURRENT LIABILITIES
  Accounts payable                             $    22,925   $     8,718
  Accrued interest payable - mortgage               55,751        55,751
  Management fees payable                           10,897        10,830
  Accounts payable - entity                        117,723        74,157
  Prepaid revenue                                  151,740         8,662
  Current maturities of mortgage payable            34,732        31,362
  Development fee payable                               --        16,235
                                               -----------   -----------
    Total current liabilities                      393,768       205,715
                                               -----------   -----------

DEPOSITS LIABILITY
  Tenant deposits held in trust (contra)            40,080        38,139
                                               -----------   -----------


LONG-TERM DEBT
  Mortgage payable, less current maturities      6,432,685     6,467,417
                                               -----------   -----------




CONTINGENCIES                                           --            --
                                               -----------   -----------

PARTNERS' EQUITY                                 1,636,831     1,777,420

                                               $ 8,503,364   $ 8,488,691
                                               ===========   ===========

                       See notes to financial statements

                      Blue Hill Housing Limited Partnership
                          STATEMENTS OF PROFIT AND LOSS
                             Year ended December 31,

                                         1999           1998            1997
                                      -----------    -----------    -----------

Revenue
  Rental                              $ 2,222,212    $ 2,151,805    $ 2,104,840
  Interest and other                       37,183         34,475         37,566
                                      -----------    -----------    -----------

                                        2,259,395      2,186,280      2,142,406
                                      -----------    -----------    -----------

Expenses
  Administrative                          368,022        309,536        290,300
  Utilities                               293,196        317,797        307,875
  Operating and maintenance               475,350        462,009        344,999
  Taxes and insurance                     205,000        179,333        193,017
  Interest                                664,665        667,709        670,054
  Depreciation and amortization           276,139        282,068        407,921
  Other                                   117,612         72,010        117,129
                                      -----------    -----------    -----------

                                        2,399,984      2,290,462      2,331,295
                                      -----------    -----------    -----------

    NET LOSS                          $  (140,589)   $  (104,182)   $  (188,889)
                                      ===========    ===========    ===========

                       See notes to financial statements

                      Blue Hill Housing Limited Partnership

                         STATEMENTS OF PARTNERS' EQUITY

                  Years ended December 31, 1999, 1998 and 1997

                                                                        General            Limited
                                                      Total             partners           partner
                                                    -----------        -----------        -----------
Partners' equity (deficit), December 31, 1996       $ 2,075,491        $   (60,311)       $ 2,135,802

Distribution                                             (5,000)                --             (5,000)

Net loss - 1997                                        (188,889)               490           (189,379)
                                                    -----------        -----------        -----------

Partners' equity (deficit), December 31, 1997         1,881,602            (59,821)         1,941,423

Net loss - 1998                                        (104,182)             1,940           (106,122)
                                                    -----------        -----------        -----------

Partners' equity (deficit), December 31, 1998         1,777,420            (57,881)         1,835,301

Net loss - 1999                                        (140,589)               325           (140,914)
                                                    -----------        -----------        -----------

Partners' equity (deficit), December 31, 1999       $ 1,636,831        $   (57,556)       $ 1,694,387
                                                    ===========        ===========        ===========


                       See notes to financial statements

                      Blue Hill Housing Limited Partnership

                            STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                          1999        1998         1997
                                                       ---------    ---------    ---------
Cash flows from operating activities
  Net loss                                             $(140,589)   $(104,182)   $(188,889)
  Adjustments to reconcile net loss to net cash
  provided by operating activities
    Depreciation                                         264,835      270,769      396,622
    Amortization                                          11,304       11,299       11,299
    Changes in asset and liability accounts
    (Increase) decrease in assets
      Tenant accounts receivable                          (2,729)       2,686       (1,128)
      Miscellaneous prepaid expenses                         136          122          111
      Tenant security deposits - funded                   (4,783)         355       (1,002)
      Mortgage escrow deposits                                --        1,686       (4,373)
    Increase (decrease) in liabilities
      Accounts payable                                    14,206     (102,713)       2,360
      Accrued interest payable                                --           --         (402)
      Accrued liabilities                                     67          167        1,055
      Tenant security deposits held in trust               1,941        1,429           --
      Prepaid revenue                                    143,078        4,658           86
      Entity/construction liabilities payable             43,566      (17,904)      13,072
                                                       ---------    ---------    ---------
        Net cash provided by operating activities        331,032       68,372      228,811
                                                       ---------    ---------    ---------

Cash flows from investing activities
  Net withdrawals from (deposits to) reserve for         (15,240)      28,697      (26,733)
    replacements
  Net withdrawals from (deposits to) other escrows        21,973       80,039       80,669
  Entity/construction investing activities paid from     (16,235)     (82,142)     (82,141)
    partnership cash
  Net purchases of fixed assets                          (12,957)     (29,185)     (56,454)
                                                       ---------    ---------    ---------
  Net cash used in investing activities                  (22,459)      (2,591)     (84,659)
                                                       ---------    ---------    ---------
Cash flows from financing activities
  Mortgage principal payments                            (31,362)     (28,319)     (25,571)
  Distributions paid                                          --           --       (5,000)
                                                       ---------    ---------    ---------
      Net cash used in financing activities              (31,362)     (28,319)     (30,571)
                                                       ---------    ---------    ---------

      NET INCREASE IN CASH AND CASH                      277,211       37,462      113,581
        EQUIVALENTS

Cash and cash equivalents, beginning                     407,335      369,873      256,292
                                                       ---------    ---------    ---------
Cash and cash equivalents, end                         $ 684,546    $ 407,335    $ 369,873
                                                       =========    =========    =========

Supplemental disclosure of cash flow information
  Cash paid for interest during the year               $ 664,665    $ 667,709    $ 670,456
                                                       =========    =========    =========


                       See notes to financial statements

                      Blue Hill Housing Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 1998


NOTE A - ORGANIZATION

   Blue Hill Housing Limited Partnership was organized under the laws of the Commonwealth of Massachusetts on November 4, 1987, for the purpose of acquiring, rehabilitating and operating a low-income residential housing project under Section 221(d)4 of the National Housing Act. The project consists of 144 units located in Dorchester, Massachusetts, and is currently operating under the name of Blue Hill Housing.

   Cash distributions are limited by agreements between the partnership and the Department of Housing and Urban Development (HUD) to the extent of surplus cash as defined by HUD. If the partnership does not distribute at least $2,500 annually to the limited partner, the general partners are obligated to pay such shortfall. The distribution is payable from partnership cash.

   Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Property and Equipment

   Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a 40-year life. Personal property is recorded at cost and is depreciated over its estimated service life of five to seven years using accelerated methods or 12 years using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statements of profit and loss.

                      Blue Hill Housing Limited Partnership

                           December 31, 1999 and 1998

NOTE B - SUMMARY OF  SIGNIFICANT  ACCOUNTING  POLICIES (Continued)

   Amortization

   Mortgage costs are amortized over the term of the mortgage loan using the effective interest method.

   Cash and Cash Equivalents

   The partnership invests all cash balances in overnight repurchase agreements with its bank which are invested in U.S. Treasury Notes. Management considers highly liquid investments with original maturity dates of 90 days or less to be cash equivalents.

   Provision for Doubtful Accounts

   The  partnership  considers  accounts  receivable  to be  fully  collectible;
   accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

   Income Taxes

   No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

   Rental Income

   Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

NOTE C - MORTGAGE PAYABLE

   The mortgage note is co-insured by the Federal Housing Administration (FHA) and collateralized by a deed of trust on the rental property. The note bears interest at the rate of 10.25%. Principal and interest are payable by the partnership in monthly installments of $58,002 through October 2029.

                      Blue Hill Housing Limited Partnership

                           December 31, 1999 and 1998

NOTE C - MORTGAGE PAYABLE (Continued)

   Under agreements with the mortgage lender and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

   The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

   Aggregate maturities of the mortgage payable for each of the next five years and thereafter, are as follows:

                                          December 31, 2000    $   34,732
                                                       2001        38,591
                                                       2002        42,597
                                                       2003        47,175
                                                       2004        52,244
                                                 Thereafter     6,252,078
                                                              -----------

                                                              $ 6,467,417
                                                              ===========

NOTE D - RELATED PARTY TRANSACTIONS

   Development Fee Payable

   The partnership has accrued a development fee payable to the general partners for services provided during the development and rehabilitation of the project. This fee was capitalized as part of the rental property during the year ended December 31, 1989 and is payable from capital contributions, the operating deficit escrow and interest earned on the escrow. During 1999, 1998 and 1997, $16,235, $82,142 and $82,141, respectively, of this fee was paid. As of December 31, 1999 and 1998, $0 and $16,235, respectively, remain payable. If future releases from the operating deficit escrow (see note F) exceed entity income, the excess will be considered additional development fee. Accordingly, during 1999, $9,707 was paid and capitalized into rental property.

                      Blue Hill Housing Limited Partnership

                           December 31, 1999 and 1998

NOTE D - RELATED PARTY TRANSACTIONS (Continued)

   Management Fees (Continued)

   The property is managed by affiliates of the general partners, pursuant to a management agreement approved by HUD. The current management agreement provides for a management fee of 6% of monthly rental collections. The fee charged to operations during 1999, 1998 and 1997 was $133,904, $129,936 and $127,538, respectively. In addition, a reporting fee of $5.25 per unit per month is charged for bookkeeping and reporting services. The reporting fee charged to operations during each of the three years ended December 31 was $9,072. At December 31, 1999 and 1998, $10,897 and $10,830, respectively, in management fees are payable.

   Partnership Administration Fee

   The partnership has entered into a Partnership Administrative Services agreement with the general partners for their services in managing the business of the partnership. The annual fee is equal to 50% of net cash flow available for distribution as defined in the partnership agreement with a maximum of $500,000 per annum. For the years ended December 31, 1999, 1998 and 1997, a partnership administrative fee of $117,723, $74,157 and $92,061, respectively, was incurred, of which $117,723 and $74,157, were payable as of December 31, 1999 and 1998, respectively.

NOTE E - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

   FHA has contracted with the partnership, under Section 8 of Title II of the Housing and Community Development Act of 1974, to make annual housing assistance payments to the partnership on behalf of qualified tenants. The agreement expires June 16, 2003.

NOTE F - OPERATING DEFICIT ESCROW

   The partnership has entered into an agreement with the Commonwealth of Massachusetts, Executive Office of Communities and Development (EOCD) in order to receive its allocation of housing credit dollar amounts pursuant to
   Section 42 of the Internal Revenue Code. The agreement requires the establishment of a reserve to fund operating deficits for a period of five years from the date of final endorsement of the mortgage. The partnership was required to deposit into an escrow account $684,507, reduced by an estimate of interest which will be earned on the

                      Blue Hill Housing Limited Partnership

                           December 31, 1999 and 1998

NOTE F - OPERATING DEFICIT ESCROW (Continued)

   account during the deficit period. The deposit was made prior to final endorsement of the mortgage. As of December 31, 1999 and 1998, $0 and $26,372, respectively, are in escrow.

NOTE G - CONTINGENCIES

   Tax Credits

   The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

   Insurance Claim

   During 1999, the partnership filed a claim with the insurance company in connection with required repairs to certain boilers of the project's boiler system. The partnership is still negotiating with the insurance company for a final settlement and is obtaining bids to repair the boiler system. The partnership will record in the financial statements the insurance settlement when the claim is settled and the liability when the contract for the required repairs is executed and completed.

   Physical Inspection

   In November 1999, the property underwent a physical inspection performed by the Real Estate Assessment Center (REAC). Due to the number of severe problems found in the property's physical condition, the inspection resulted in a failing score and was forwarded to the Departmental Enforcement Center
   (DEC). DEC is responsible for performing a comprehensive evaluation of the property in which the physical condition of the property and financial and management matters are reviewed.

   Management  concluded,  upon  examination  of  the  inspection  report,  that material errors were made and that the report was inconsistent and inaccurate. Therefore, on December 22, 1999, management submitted a formal appeal of the REAC inspection, requesting a re-scoring of the property.

                      Blue Hill Housing Limited Partnership

                           December 31, 1999 and 1998

NOTE G - CONTINGENCIES (Continued)

   Physical Inspection (Continued)

   On May 2, 2000, management received correspondence from REAC in response to the appeal. REAC acknowledged that material errors were made in the inspection. A separate quality assurance onsite review of the property performed on March 20, 2000 also found that the inspector made certain mistakes and misstatements in the inspection report. Therefore, REAC determined that the original inspection was not conducted in accordance with proper protocol. It has decided to initiate a complete re-inspection of the property.

   Due to the uncertainty of the events described above and possible outcomes, the amount resulting from any ultimate unfavorable decision by REAC related to possible repair costs cannot be determined.

NOTE H - NEIGHBORHOOD NETWORK CENTER

   During 1997, pursuant to HUD's approval, the partnership and Elm Hill Housing, L.P., an affiliate, established a Neighborhood Network Center. Cost incurred by the partnership during 1999 and 1998 amounted to $69,056 and $29,185, respectively. The amount of these costs capitalized during 1999 and 1998 amounted to $0 and $29,185, respectively. $69,056 was expensed in 1999.